Exhibit 99.1

Investor Relations	Company Contact
Don Weinberger

Leah Berkovits

Wolfe Axelrod Weinberger Assoc.	Savient Pharmaceuticals, Inc.
212-370-4500	732-418-9300

FOR IMMEDIATE RELEASE

SAVIENT PHARMACEUTICALS, INC. ANNOUNCES FDA ISSUANCE OF APPROVABLE LETTER FOR OSTEOARTHRITIS PRODUCT

– REACQUIRES PRODUCT RIGHTS FROM DEPUY ORTHOPAEDICS –

East Brunswick, New Jersey, October 8, 2003 — Savient Pharmaceuticals, Inc.  (Savient), (NASDAQ:SVNT) announced today that the U.S. Food and Drug Administration has issued an approvable letter with respect to the Company’s sodium hyaluronate product for the treatment of pain associated with osteoarthritis of the knee.  In the letter, the FDA states that FDA approval of the Pre-Market Approval Application for the product is subject to satisfactory audit of Savient’s new manufacturing facility in Israel and the finalization of product labeling.

Simultaneously, Savient announced that it reacquired commercial rights to the product on September 25, 2003, which had previously been exclusively licensed by DePuy Orthopaedics Inc., a Johnson & Johnson Company, for all countries worldwide except Japan and Israel, and which was marketed in Europe by DePuy under the trade name Arthrease™.

Arthrease, a treatment of three weekly injections of sodium hyaluronate into the knee joint for the relief of pain due to osteoarthritis, is approved and marketed in Europe and Israel.  It is a high molecular weight formulation of sodium hyaluronate developed and manufactured by Savient’s wholly owned subsidiary, Bio-Technology General (Israel) Ltd., utilizing a patented fermentation method.  The product’s molecular weight and viscoelastic properties are similar to healthy synovial fluid of the knee.

According to IMS Research, the U.S. market for viscosupplementation products for the treatment of knee pain due to osteoarthritis has been growing at an annual rate of more than 15% for the past five years.  It now exceeds $280 million and is anticipated to continue to grow at this pace.

“We are very pleased with both of these developments,” stated Sim Fass, Chairman and Chief Executive Officer of Savient.  “We are working closely with the FDA to facilitate their site inspection and resolve all outstanding issues at the earliest opportunity.  As we proceed on this track, we are also working to put in place a marketing plan for the United States and Europe, now that we have reacquired the rights to our product.  With the viscosupplementation market expected to continue to grow, we believe we have a new and exciting business opportunity.”

The product will continue to be marketed in Israel under the trade name Arthrease.  In Europe and in the United States, it will be marketed under a different as yet undisclosed name.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. (formerly Bio-Technology General Corp.) is a specialty pharmaceuticals company with expertise in developing, manufacturing, and marketing human health care products for niche and wider markets.  Products marketed by Savient’s sales force in the United States are Oxandrin® (oxandrolone, USP) and Delatestryl® (testosterone enanthate).  The Company’s subsidiary, Rosemont Pharmaceuticals Limited, develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market.  The Company’s Israeli subsidiary, Bio-Technology General (Israel) Ltd., manufactures and markets in Israel Bio-Tropin™ (recombinant human growth hormone), BioLon™ (sodium hyaluronate), Bio-Hep-B® (hepatitis B vaccine), and Arthrease™ (sodium hyaluronate for osteoarthritis).  Products marketed by Savient’s licensees are Mircette®

(oral contraceptive), and BioLon™ in the United States, and Bio-Tropin™, BioLon™, Bio-Hep-B®, Silkis® (vitamin D derivative), and recombinant human insulin, in international markets.  Savient’s news releases and other information are available on the Company’s website at www.savientpharma.com.

Arthrease is a trademark of DePuy Orthopaedics, Inc., except in Israel, where it is owned by Bio-Technology General (Israel) Ltd., Savient’s wholly owned subsidiary; Mircette is a registered trademark of Organon, Inc.; Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc.; Silkis is a registered trademark of Galderma S.A.

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Statements in this news release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under the Federal Securities Laws.  Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Such risks, uncertainties and factors include, but are not limited to, changes and delays in product development plans and schedules, changes and delays in product approval and introduction, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in pricing or other actions by competitors, patents owned by the Company and its competitors, changes in healthcare reimbursement, risk of operations in Israel, risk of product or other litigation liability, governmental regulation, dependence on  third parties to manufacture products and commercialize products, and  general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.